PIEDMONT MANAGEMENT COMPANY INC. AND SUBSIDIARIES

COMPUTATION OF LOSS PER COMMON SHARE AND
COMMON EQUIVALENT SHARE (Unaudited)
                                                 Three Months Ended March 31,
                                                    1995               1994

(A) Loss per common share and common
    equivalent share:
  Number of common shares:
    Issued (weighted average). . . . . . .        5,250,928         5,222,064
   Less treasury stock . . . . . . . . . .         (265,000)         (265,000)
                                                  ---------         ---------
   Outstanding for period. . . . . . . . .        4,985,928         4,957,064

   Common equivalent shares (two common for
    each preferred share). . . . . . . . .           -                 -
   Average stock options outstanding
   (net of repurchased shares under the
   treasury stock method). . . . . . . . .           -                 -
                                                  ---------         ---------
                                                  4,985,928         4,957,064

 Net loss. . . . . . . . . . . . . . . . .         $(21,095)      $(4,425,388)
 Deduction ($.25 per share) for dividends
   on preferred stock. . . . . . . . . . .          (48,009)          (48,183)
                                                  ----------       ----------
 Net loss applicable to common stock . . .         $(69,104)      $(4,473,571)

 Loss per common share . . . . . . . . . .            $(.01)            $(.90)

(B)Loss per common share assuming
   full dilution:

  Number of common shares:
   Outstanding for period. . . . . . . . .        4,985,928         4,957,064
   Common equivalent shares (two common for
   each preferred share). . .. . . . . . .          384,072           385,462
                                                  ---------         ---------
                                                  5,370,000         5,342,526

   Average stock options outstanding
   (net of repurchased shares under the
   treasury stock method). . . . . . . . .           57,995           162,551
                                                  ---------         ----------
                                                  5,427,995         5,505,077

    Net loss . . . . . . . . . . . . . . .         $(21,095)      $(4,425,388)
    Loss per common share and common
    equivalent share . . . . . . . . . . . .          $ -               $(.80)

NOTE: In computing loss per common share in 1995 and 1994, results were reduced by accrued dividends on cumulative convertible Series A preferred stock. To include common stock equivalents would have been anti-dilutive. Accordingly, only the weighted average shares outstanding were used in the computations.